Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G, dated February 8, 2016, with respect to the American Depositary Shares, each representing 25 shares of common stock, of Pampa Energía S.A, is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: February 8, 2016

LABMEX INTERNATIONAL S.À R.L.

By:	/s/ Thomas B. Youth

Name:	Thomas B. Youth
Title:	Class A Manager

By:	/s/ Laure Paklos

Name:	Laure Paklos
Title:	Class B Manager

BRASLYN LTD.

By:	/s/ Jefferson R. Voss

Name:	Jefferson R. Voss
Title:	Director

JOSEPH C. LEWIS

By:	/s/ Joseph C. Lewis

Joseph C. Lewis, Individually